                                   EXHIBIT 12

                                ALEXANDER'S, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(amounts in thousands except ratios)
                                                                                    Year Ended
                                                --------------------------------------------------------------------------------
                                                December 31,       December 31,      December 31,     December 31,   December 31,
                                                   1998               1997              1996             1995           1994
                                                ---------          ---------         ---------        -----------     ----------
(Loss) income from continuing operations
     before reversal of deferred taxes          $  (6,055)(2)      $   7,466(3)      $  13,097(4)     $    (9,102)    $    4,033

Fixed charges (1)                                  16,651             13,749            14,464             13,607          4,228
                                                ---------          ---------         ---------        -----------     ----------
Income from continuing operation
     before income taxes and fixed charges      $  10,596          $  21,215         $  27,561        $     4,505     $    8,261
                                                =========          =========         =========        ===========     ==========

Fixed charges:
     Interest and debt expense                  $  16,541          $  13,639         $  14,299        $    13,442     $    4,063
     1/3 of rent expense - interest factor            110                110               165                165            165
                                                ---------          ---------         ---------        -----------     ----------
                                                   16,651             13,749            14,464             13,607          4,228
Capitalized interest                                7,864              9,079             8,552              6,575          1,718
                                                ---------          ---------         ---------        -----------     ----------
                                                $  24,515          $  22,828         $  23,016        $    20,182     $    5,946
                                                =========          =========         =========        ===========     ==========

Ratio of earnings to fixed charges                     --                 --              1.20                 --           1.39

Deficiency in earnings available to cover
     fixed charges                              $ (13,919)(4)      $  (1,613)(2)            --        $   (15,677)            --
                                                =========          =========                          ===========

Notes:
      (1) For purposes of this calculation, earnings before fixed charges consist of earnings plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Fixed charges does not include any interest paid to unsecured creditors or charged against the reserve from discontinued operations. Fixed charges also does not include any interest expensed or capitalized during the period the Company was in the retail business (prior to 5/15/92) except for its share of the Kings Plaza Mall interest expense.

      (2) Includes write-off of the carrying value of the Lexington Avenue buildings of $15,096,000.

      (3) Includes a gain of $8,914,000 from the condemnation of a portion of the Paramus property net of the write-off of the carrying value of the building of $5,786,000, without which the Company would have a deficiency in earnings to cover fixed charges of $10,527,000.

      (4) Includes gain of $14,372,000 from the reversal of the Company's postretirement healthcare liability without which the Company would have a deficiency in earnings to cover fixed charges of $9,827,000.